     CERTIFIED PUBLIC ACCOUNTANTS

EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We hereby consent to the use in this Pre-Effective Amendment No. 2 to the Registration Statement on Form S-4 of Discovery Bancorp for the registration of 1,304,008 shares of its common stock and 60,500 Warrants of our report dated February 14, 2005 on our audits of the consolidated financial statements of Discovery Bank and Subsidiary for December 31, 2004 and 2003, and our report dated January 13, 2004, on our audits of the consolidated financial statements of Discovery Bank and Subsidiary for December 31, 2003 and 2002.

May 10, 2005
Los Angeles, California

A member of
Moores Rowland International
an association of independent
accounting firms throughout
the world